Exhibit 99.1

       Pain Therapeutics Announces Third Quarter 2003 Financial Results

    SOUTH SAN FRANCISCO, Calif., Oct. 21 /PRNewswire-FirstCall/ -- Pain Therapeutics, Inc. (Nasdaq: PTIE), a biopharmaceutical company, today reported financial results for the three and nine months ended September 30, 2003.
    The net loss for the quarter ended September 30, 2003 was $6.0 million, or $0.21 per share, compared to a net loss of $3.1 million, or $0.11 per share in the third quarter of 2002. The net loss for the nine months ended September 30, 2003 was $14.9 million, or $0.54 per share, compared to a net loss of $10.8 million, or $0.40 per share for nine months ended September 30, 2002.
    Cash, cash equivalents and marketable securities totaled $83.2 million at September 30, 2003, including net proceeds of approximately $46.3 million from the September 2003 follow-on offering of 7.65 millions shares of common stock. The Company continues to expect its cash requirements for 2003 to be approximately $20 million.
    "These financial results are in line with all of our clinical and corporate milestones," said Remi Barbier, president and chief executive officer. "We believe our current cash position will enable us to develop two drug candidates through late-stage development while continuing to own worldwide commercial rights to these drugs."
    Research and development expenses for the third quarter of 2003 increased to $5.4 million from $2.1 million for the same three-month period in 2002. Research and development expenses for the nine months ended September 30, 2003 increased to $12.9 million from $7.6 million for the same nine-month period in 2002. The increase in research and development expenses was primarily due to costs related to the completion of the Oxytrex(TM) 21-day Phase II study, the initiation of one Phase III study with Oxytrex in June, and formulation-related development expenses.
    General and administrative expenses for the second quarter of 2003 decreased to $0.7 million from $1.2 million for the same period in 2002. General and administrative expenses for the nine months ended September 30, 2003 decreased to $2.5 million from $4.0 million for the same period in 2002. The decrease in general and administrative expenses resulted primarily from lower non-cash equity related expenses as well as a reclassification of occupancy and other expenses to research and development in 2003.

    Conference Call and Webcast Information
    Pain Therapeutics will be hosting a conference call today at 11:00 a.m. Pacific Time/2:00 p.m. Eastern Time to discuss these results, including the Company's clinical programs. Participants can listen to the conference call via webcast on the Company's website, www.paintrials.com or by dialing 303-262-2050 or 800-218-0204. A replay of the webcast will remain on the Company's site for at least 30 days.

    About Pain Therapeutics, Inc.
    We are a biopharmaceutical company specializing in the clinical development of novel painkillers. We believe our unique insights into the biology and biochemistry of pain will allow us to develop new drugs that address unmet needs in pain management. Our lead candidate, Oxytrex, a small molecule drug to treat severe chronic pain, is currently in Phase III clinical development. Our clinical studies indicate that Oxytrex offers more pain relief with no increase in side-effects, compared to oxycodone. The market for oxycodone exceeded $1.5 billion in the United States in 2002. Another drug candidate, PTI-901 is a small molecule drug to treat IBS. We believe a safe and efficacious drug to treat IBS represents a $1 billion market opportunity. For more information, please visit our website at www.paintrials.com.

    Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). PTI disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the Company's expected cash requirements in 2003 and through late-stage development of its drug candidates, the potential benefits of the Company's drug candidates, and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the uncertainty of patent protection for the Company's intellectual property or trade secrets, the Company's ability to obtain additional financing if necessary and unanticipated research and development and other costs. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission, including its Form S-3 as amended, filed September 22, 2003.


                           PAIN THERAPEUTICS, INC.
                       (A Development Stage Enterprise)
                      CONDENSED STATEMENTS OF OPERATIONS
               (in thousands except per share data, unaudited)

                               Three months ended       Nine months ended
                                 September 30,            September 30,
                              2003        2002           2003          2002

    Operating expenses (1):
     Research and
      development           $5,358        $2,130      $12,861        $7,620
     General and
      administrative           735         1,159        2,456         3,972
      Total operating
       expenses              6,093         3,289       15,317        11,592
      Operating loss        (6,093)       (3,289)     (15,317)      (11,592)
     Interest income           124           239          385           801
      Net loss             $(5,969)      $(3,050)    $(14,932)     $(10,791)
    Basic and diluted
     loss per share         $(0.21)       $(0.11)      $(0.54)      $(0.40)
    Weighted-average shares
     used in computing basic
     and diluted loss per
     share                  27,999        27,094       27,502        27,014

    (1) Included in research and development and general and administrative expenses are stock-based compensation expenses (reduction in expenses) of ($27) and ($393) for the three months ended September 30, 2003 and 2002, respectively, $60 and $141 for the nine months ended September 30, 2003 and 2002, respectively and $11,850 for the period from May 4, 1998 (inception) through September 30, 2003.


                                BALANCE SHEETS
                          (in thousands, unaudited)

                                                   September 30, December 31,
                                                       2003           2002

    Assets
    Current assets:
      Cash and cash equivalents                      $46,900        $50,091
      Marketable securities                           36,290             55
      Prepaid and other expenses                       1,626          1,101
        Total current assets                          84,816         51,247
    Property and equipment, net                        1,747          2,003
    Other assets                                          75             75
        Total assets                                 $86,638        $53,325
    Liabilities and Stockholders' Equity
    Current liabilities:
      Accounts payable                                $3,537         $2,648
      Accrued compensation and benefits                  359            273
      Other accrued liabilities                          122            180
        Total liabilities                              4,018          3,101
    Stockholders' equity:
      Common stock                                        35             27
      Additional paid-in-capital                     150,149        103,254
      Deferred compensation                              (26)          (304)
      Notes receivable from stockholders                 (10)          (122)
      Accumulated other comprehensive income              35             --
      Deficit accumulated during the development
       stage                                         (67,563)       (52,631)
        Total stockholders' equity                    82,620         50,224
        Total liabilities and stockholders' equity   $86,638        $53,325

SOURCE  Pain Therapeutics, Inc.
    -0-                             10/21/2003
    /CONTACT: Christi Waarich, Manager of Investor Relations of Pain Therapeutics, Inc., +1-650-825-3324, or cwaarich@paintrials.com/
    /Web site:  http://www.paintrials.com/
    (PTIE)

CO:  Pain Therapeutics, Inc.
ST:  California
IN:  HEA MTC BIO
SU:  ERN CCA